As filed with the Securities and Exchange Commission on July 16, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
N-ABLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	85-4069861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
301 Edgewater Dr., Suite 306
Wakefield, Massachusetts 01880
(Address of Principal Executive Offices, including Zip Code)
_______________________________________
2021 Equity Incentive Plan
2021 Employee Stock Purchase Plan
(Full title of the plan)
______________________________________
Peter Anastos
Executive Vice President, General Counsel and Secretary
N-able, Inc.
301 Edgewater Dr., Suite 306
Wakefield, Massachusetts 01880
(781) 328-6490
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	18,000,000(2)	$3.44(4)	$61,920,000.00(4)	$6,755.47
Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	2,500,000(3)	$2.92(5)	$7,300,000.00(5)	$796.43
_______________
(1)Represents shares of common stock, par value $0.001 per share (the “Common Stock”), of N-able, Inc. (the “Registrant”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable pursuant to the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) or the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.
(2)Represents shares of the Common Stock reserved for future grant under the 2021 Plan. The number of shares reserved under the 2021 Plan will automatically increase on the first day of each fiscal year, starting on January 1, 2022 and continuing through January 1, 2031, by an amount equal to the smaller of (a) 5% of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 and (b) an amount determined by the Registrant’s board of directors. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.
(3)Represents shares of the Common Stock reserved for issuance under the 2021 ESPP. The number of shares reserved under the 2021 ESPP will automatically increase on the first day of each fiscal year, starting on January 1, 2022 and continuing through January 1, 2031, by an amount equal to the smaller of equal to the smallest of: (a) 3,000,000 shares; (b) 0.5% of the outstanding shares of Common Stock on the immediately preceding December 31; and (c) such other amount as may be determined by the Registrant’s board of directors.. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.
(4)The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and are based upon the estimated book value of the Common Stock on March 31, 2021, the most recent practicable date. The book value per share was calculated based on the estimated book value of the Registrant as of March 31, 2021 and the distribution ratio of one share of Common Stock for every two shares of SolarWinds Corporation (“SolarWinds”) common stock, applied to the estimated number of shares of SolarWinds common stock outstanding as of June 30, 2021.
(5)The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and are on the basis of $3.44 per share (calculated by taking 85% of $3.44, which represents the estimated book value of the Common Stock on March 31, 2021, the most recent practicable date and the distribution ratio of one share of Common Stock for every two shares of SolarWinds common stock, applied to the estimated number of shares of SolarWinds common stock outstanding as of June 30, 2021). Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be equal to 85% of the fair market value of the Common Stock on the last day of the offering period.

PART I
Information Required in the Section 10(a) Prospectus
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of documents by reference
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
a.The registration statement on Form 10-12B (File No. 001-40297), initially filed on March 29, 2021, as amended, including the description of the Registrant’s Common Stock contained therein, and any amendment or report filed for the purpose of updating such description; and
b.The Registrant’s Current Reports on Form 8-K, filed with the Commission on June 28, 2021 and July 12, 2021.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that related to such items) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of securities
Not applicable.
Item 5. Interests of named experts and counsel
Not Applicable.
Item 6. Indemnification of directors and officers
Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, the Registrant’s Amended and Restated Certificate of Incorporation (the “Restated Charter”), to be effective immediately prior to the completion of the distribution of shares of the Registrant’s common stock to holders of SolarWinds common stock as of July 12, 2021 (the “Distribution”), provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would be not available for liability:
•for any breach of a duty of loyalty to the Registrant or its stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for any transaction from which the director derived an improper benefit; or
•for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.
The Registrant’s Restated Charter, to be effective immediately prior to the completion of the Distribution, also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the Restated Charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.
The Registrant’s Restated Charter and Amended and Restated Bylaws (the “Restated Bylaws”), to be effective immediately prior to the completion of the Distribution, further provide that it must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s Restated Bylaws also authorize it to indemnify any of its employees or agents and authorize it to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, the Registrant’s Restated Bylaws, to be effective immediately prior to the completion of the Distribution, provide that it is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the restated bylaws are not exclusive.
The Registrant has entered into, and intends to continue to enter into, indemnity agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each such director and executive officer to the fullest extent permitted by Delaware law and its Restated Charter and Restated Bylaws to be effective immediately prior to the completion of the Distribution for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in its right, arising out of the person’s services as the Registrant’s director or executive officer or as the director or executive officer of any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant’s request. The Registrant will also maintain directors’ and officers’ liability insurance.
A Separation and Distribution Agreement (the “Separation Agreement”) between the Registrant and SolarWinds provides for indemnification by the Registrant of SolarWinds and its directors, officers and employees and by SolarWinds of the Registrant and its directors, officers and employees. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, managers, partners, employees and agents for any losses arising out of or due to: (i) the liabilities or alleged liabilities each party assumed or retained pursuant to the Separation Agreement; (ii) the assets each party assumed or retained pursuant the Separation Agreement; (iii) the operation of each such party’s business, whether prior to, at, or after the effective time of the Separation Agreement; and (iv) any breach by SolarWinds or the Registrant of any provision of the Separation Agreement. Each of the Registrant’s and SolarWinds’ aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits
The following exhibits are incorporated by reference herein.

Number	Index to Exhibits

4.1
Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Form 10-12B (File No. 001-40297) initially filed with the Commission on March 29, 2021)

4.2
Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Form 10-12B (File No. 001-40297) initially filed with the Commission on March 29, 2021)

4.3*	N-able, Inc. 2021 Equity Incentive Plan and form of agreements thereunder

4.4*	N-able, Inc. 2021 Employee Stock Purchase Plan*

5.1*	Opinion and consent of DLA Piper LLP (US)

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement)

________________
*    Filed herewith.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wakefield, State of Massachusetts on this 16th day of July, 2021.

SOLARWINDS CORPORATION

By:	/s/ John Pagliuca
John Pagliuca President and Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Pagliuca and Tim O’Brien each of them acting alone, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 16, 2021.

Signature	Title	Date

/s/ John Pagliuca	President and Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2021
John Pagliuca

/s/ Tim O’Brien	Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2021
Tim O'Brien

/s/ Jason Bliss	Director	July 16, 2021
Jason Bliss

/s/ William Bock	Director	July 16, 2021
William Bock

/s/ J. Barton Kalsu	Director	July 16, 2021
J. Barton Kalsu